Exhibit 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE — MIG)

CONTACT:	Karen M. Spaun, SVP & Chief Financial Officer, (248) 204-8178 Holly Moltane, Director of External Financial Reporting, (248) 204-8590
MEADOWBROOK INSURANCE GROUP, INC.
REPORTS FIRST QUARTER NET INCOME GREW TO $7.1 MILLION
• Earnings per diluted share of $0.19
• Operating earnings, excluding amortization, grew 22% to $8.6 million, or $0.23 EPS
• Combined Ratio Improves to 93.9%
• Declared Quarterly Dividend of $0.02 per share
SOUTHFIELD, MICHIGAN
April 28, 2008
First Quarter Overview:
Meadowbrook Insurance Group, Inc. (NYSE: MIG) reported that net income grew to $7.1 million, or $0.19 per diluted share, for the quarter ended March 31, 2008, compared to net income of $6.9 million, or $0.23 per dilutive share, for the comparable period in 2007. Net operating income, excluding amortization, increased 22.0% to $8.6 million, compared to $7.1 million in 2007. As a result of an equity offering last year, common stock shares outstanding at March 31, 2008 increased to 37,021,032, from 29,539,236 shares outstanding at March 31, 2007.
Highlights included:
•	Quarter-to-date net operating income, excluding amortization, increased 22% to $8.6 million, from $7.1 million in 2007.

•	Amortization expense increased to $1.6 million, from $144,000 in 2007.

•	Book value per share grew to $8.37, from $8.16 at December 31, 2007.

•	GAAP combined ratio improved to 93.9%.

•	Pre-tax underwriting income of $4.0 million, up from $2.5 million in 2007.

•	Exercised option to acquire the remaining earnings of the USSU acquisition.

•	Announced merger agreement with ProCentury Corporation.
Commenting on the results, Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated:“Despite a more competitive environment, we continued to see growth within our underwriting subsidiaries. Our results benefited from the anticipated expense savings from the elimination of the fronting fees paid prior to achieving our A.M. Best upgrade last year and the benefit of further leveraging fixed costs. We also continued to see favorable prior year reserve development and experienced overall growth due to new programs implemented in 2007. We are committed to maintaining appropriate levels of underwriting profitability and remain confident in our growth plans for full year 2008.”

PRESS RELEASE	PAGE 2
First Quarter Results:
Net Income:
As noted above, net income for the quarter was up 2.0% to $7.1 million, or $0.19 per diluted share, compared to net income of $6.9 million, or $0.23 per diluted share in 2007.
Net Operating Income, Excluding Amortization:
Net operating income, excluding amortization, increased 22.0% to $8.6 million, compared to $7.1 million in 2007.
Revenues:
Revenues for the quarter ended March 31, 2008, increased 2.7%, or $2.3 million, to $85.2 million, compared to $82.9 million in 2007.
Net earned premiums increased $818,000, or 1.3%, to $66.0 million for the quarter, compared to $65.2 million in the comparable period in 2007. This increase was primarily the result of new programs implemented in 2007, as well as selective organic growth in existing programs that meet our corporate underwriting guidelines and our controls over price adequacy.
Net commissions and fees increased $480,000, or 4.2%, to $12.0 million for the quarter, compared to $11.6 million in the comparable period in 2007. Overall net commissions and fees increased as a result of our acquisition of the USSU business in 2007. This growth was offset by a slight decrease in fees in self-insured programs in our Northeast operations, due to reduced rates in the self-insured markets on which the fees are based. In addition, lower commissions were earned in our retail agency division due to regional competition and a softer insurance market. Overall agency commissions decreased $557,000 in comparison to 2007.
Net investment income increased by 16.1%, to $7.1 million for the quarter ended March 31, 2008. Average invested assets increased $105.5 million, or 19.5%, to $645.8 million, from $540.3 million in 2007. The increase in average invested assets primarily resulted from the positive cash flows from operations, favorable underwriting results, increased fee revenue, and the lengthening of the duration of our reserves. In addition, the increase in average invested assets includes new cash from our equity offering in July.
The average investment yield was 4.43% for March 31, 2008, compared to 4.56% in 2007. The current pre-tax book yield was 4.39%. The current after-tax book yield was 3.33%, compared to 3.34% in 2007. The duration of the investment portfolio is 4.1 years.
Our investment portfolio is 99.8% in investment grade securities and we continue to invest in securities with minimum credit risk. While our investment portfolio includes investments in mortgage-backed and agency-backed securities, we do not have any direct exposure to any sub-prime risks. Our asset-backed securities sector comprises only 4.1%, or $24.5 million of our investment portfolio. Within this sector, $2.8 million relates to home equity loans, of which $1.6 million relates to AAA rated securities and the remaining $1.2 million is investment grade. These securities are adequately collateralized and we expect they will continue to perform.
Expenses:
The GAAP combined ratio for the quarter improved 2.4 percentage points to 93.9%, compared to 96.3% in 2007. Our combined ratio for the quarter was favorably impacted by the elimination of the fronting fees associated with our prior use of an unaffiliated insurance carrier, as well as our ability to further leverage

PRESS RELEASE	PAGE 3
fixed costs. Slightly offsetting those favorable impacts was the one time impact of a reduction of $1.8 million, which was due to an adjustment in the premium accrual account on a discontinued retrospectively rated policy with one of our former risk sharing partners.
Incurred losses were $37.6 million for the quarter ended March 31, 2008, compared to $36.6 million in 2007. The loss and loss adjustment expense ratio for the quarter was 61.7%, compared to 61.3% in 2007. The loss and LAE ratio of 61.7% includes favorable development of $2.9 million, or 4.3 percentage points, compared to favorable development of $2.2 million, or 3.4 percentage points in 2007. The previously mentioned $1.8 million adjustment added 1.2 percentage points to the net loss and LAE ratio.
Policy acquisition and other underwriting expenses decreased to $13.1 million for the quarter ended March 31, 2008, from $13.6 million in 2007. The GAAP expense ratio improved 2.8 percentage points to 32.2% this quarter, from 35.0% in 2007. The decrease within our expense ratio reflects the anticipated decrease due to the elimination of the fronting fees paid in 2007 and our continued leveraging of fixed costs as we are able to grow without adding to our staffing levels. The previously mentioned $1.8 million adjustment added 0.8 percentage points to the expense ratio.
Salaries and employee benefits for the quarter ended March 31, 2008, decreased $777,000, or 5.7%, to $12.8 million, from $13.5 million for the comparable period in 2007. This decrease primarily reflects a decrease in variable compensation as a result of an increase in our threshold targeted returns.
Other administrative expenses increased $1.4 million, or 19.5%, to $8.8 million, from $7.4 million for the comparable period in 2007. This increase was primarily the result of our acquisition of the USSU business in 2007, due to the management fee associated with the USSU business acquisition. In addition, there were various insignificant increases in other general operating expenses in comparison to 2007.
Amortization expense for the quarter ended March 31, 2008, increased $1.4 million, to $1.6 million, from $144,000 for the comparable period in 2007. This increase in amortization expense primarily relates to the customer relationships acquired with the USSU business and the public entity excess book of business in 2007.
Interest expense for the three months ended March 31, 2008, decreased slightly to $1.3 million, from $1.5 million for the comparable period in 2007.
Other Matters:
Shareholders’ Equity:
Shareholders’ equity increased to $309.9 million, or $8.37 per common share, at March 31, 2008, compared to $301.9 million, or $8.16 per common share, at December 31, 2007. This per share increase in book value primarily reflects our quarter-to-date earnings and a slight increase in unrealized gains, net of deferred income tax, of $1.4 million.
At March 31, 2008, our debt-to-equity ratio was 18.1%, compared to 18.5% at December 31, 2007, which is comprised of our interest only 30-year debentures. Excluding these debentures our debt-to-equity ratio would have been 0% at March 31, 2008.

PRESS RELEAS	PAGE 4
Dividends:
On April 25, 2008, our Board of Directors declared a quarterly dividend of $0.02 per share payable on June 2, 2008, to shareholders of record as of May 16, 2008.
Statutory Surplus:
Statutory surplus increased to $195.4 million at March 31, 2008, from $188.4 million at December 31, 2007. The increase in statutory surplus was primarily due to statutory net income. Currently, our earned surplus is $48.9 million, which represents our available dividend potential from our insurance company subsidiaries to our holding company for capital strategies, such as acquisitions, dividends, debt repayments, and share repurchases.
Income Taxes:
The effective federal tax rate for the quarter ended March 31, 2008 was 27.5%, compared to 29.1% in 2007. The decrease in effective tax rate from 2007 to 2008 reflects a higher contribution of investment income to pre-tax income. Investment income represented 72.1% of pre-tax income in the first quarter of 2008, compared to 61.2% in the first quarter of 2007. This increase reflects the growth in invested assets from operations and the cash proceeds from the equity raise in July 2007.
USSU Acquisition:
On January 31, 2008, we exercised our option to purchase the remainder of the economics related to our initial acquisition of the USSU business in 2007. By eliminating the Management Agreement paid to the former owners of USSU associated with the original acquisition for a payment of $21.5 million, we have completed the transaction. USSU continues to perform up to our expectations.
ProCentury Merger Update
On February 20, 2008, we executed a definitive merger agreement with ProCentury Corporation (“ProCentury”) for a merger transaction valued at approximately $272.6 million in cash and stock to be paid to ProCentury shareholders. The merger is expected to expand and complement our specialty lines capabilities with ProCentury’s insurance professionals and product expertise in the excess and surplus lines market. We anticipate the transaction being immediately accretive to earnings and book value.
In conjunction with the merger announcement we filed an S-4 Registration Statement on April 11, 2008. We have since received a no review letter from the Securities and Exchange Commission. We have also filed the Notification and Report Form under the Hart-Scott-Rodino Act with the U.S. Department of Justice and the Federal Trade Commission and the 30-day waiting period has expired allowing us to move forward toward completion of the merger. In addition, we have filed the state insurance department filings.
As indicated in the initial announcement of the merger, we expect to finance the cash portion of the purchase price through a combination of cash and debt. We are currently working with our banks on the finalization of the financing arrangement and anticipate signing the applicable term sheet and closing on the financing arrangement in June or July.
The transaction is anticipated to be completed in the third quarter of 2008.
Commenting on the merger, Robert S. Cubbin stated “We have been working with the ProCentury team on new business initiatives and are excited by the opportunities created by a larger platform for product distribution through both company’s distribution networks. We have moved forward with all the applicable regulatory filings and have been concentrating on the integration of our operations. We look forward to the

PRRSS RELEASE	PAGE 5
successful completion of the merger in the third quarter and the implementation of the growth strategies that are at the heart of this combination. Even before the closing, we should start to see the new business opportunities emerge and gain traction.”
About Meadowbrook Insurance Group
A leader in the specialty program management market, Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, professional/trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company’s most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

EARNINGS RELEASE	PAGE 6
MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	MARCH 31,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2008	2007
BALANCE SHEET DATA

ASSETS
Cash and invested assets	$640,042	$651,601
Premium & agents balances	94,611	87,341
Reinsurance recoverable	197,792	199,514
Deferred policy acquisition costs	28,420	26,926
Prepaid reinsurance premiums	18,883	17,763
Goodwill	53,030	43,497
Other assets	98,049	87,324

Total Assets	$1,130,827	$1,113,966

LIABILITIES
Loss and loss adjustment expense reserves	$545,521	$540,002
Unearned premium reserves	160,424	153,927
Debentures	55,930	55,930
Other liabilities	59,037	62,213

Total Liabilities	820,912	812,072

STOCKHOLDERS’ EQUITY
Common stockholders’ equity	309,915	301,894

Total Liabilities & Stockholders’ Equity	$1,130,827	$1,113,966

Book value per common share	$8.37	$8.16

Book value per common share excluding unrealized gain/loss on available for sale securities, net of deferred taxes	$8.24	$8.07

EARNINGS RELEASE	PAGE 7
MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

	FOR THE QUARTER
(In Thousands, Except	ENDED MARCH 31,
Share & Per Share Data)	2008	2007
SUMMARY DATA
Gross written premiums	$90,468	$89,504
Net written premiums	71,399	71,972

REVENUES
Net earned premiums	$66,022	$65,204
Net commissions and fees	12,031	11,551
Net investment income	7,148	6,156
Net realized losses	(31)	(6)

Total Revenues	85,170	82,905

EXPENSES
Net losses & loss adjustment expenses (1)	37,661	36,646
Salaries & employee benefits	12,755	13,532
Interest expense	1,311	1,488
Policy acquisition and other underwriting expenses (1)	13,147	13,643
Amortization expense	1,551	144
Other administrative expenses	8,832	7,393

Total Expenses	75,257	72,846

INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS	9,913	10,059
Income tax expense	2,911	3,149
Equity earnings of affiliates	56	13

NET INCOME	$7,058	$6,923

NET OPERATING INCOME (2)	$7,078	$6,927

Amortization expense	1,551	144

NET OPERATING INCOME, excluding amortization expense (3)	$8,629	$7,071

Diluted earnings per common share
Net income	$0.19	$0.23
Net operating income	$0.19	$0.23
Net operating income, excluding amortization expense	$0.23	$0.24
Diluted weighted average common shares outstanding	37,103,270	29,465,807
GAAP ratios:

Loss & LAE ratio	61.7%	61.3%
Other underwriting expense ratio	32.2%	35.0%

GAAP combined ratio	93.9%	96.3%

(1)	Both the loss and loss adjustment and expense ratios are calculated based upon the unconsolidated insurance company operations. The following supplemental information sets forth the intercompany fees, which are eliminated upon consolidation.

(2)	While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements. Net operating income is net income less realized gains (losses) net of taxes associated with such gains (losses).

(3)	While net operating income, excluding amortization expense, is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements. Management believes this information is beneficial as amortization expense reflects an interim non-cash charge and in the long-term cash earnings will reflect GAAP earnings as we complete the amortization periods associated with current acquisitions. Net operating income, excluding amortization expense, is net income less realized gains (losses) net of taxes associated with such gains (losses) and less amortization expense.

EARNINGS RELEASE	PAGE 8
MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED UNCONSOLIDATED GAAP DATA

	FOR THE QUARTER
	ENDED MARCH 31,
(In Thousands)	2008	2007
Unconsolidated GAAP data — Ratio Calculation Table:
Net earned premiums	$66,022	$65,204

Consolidated net loss and LAE (1)	$37,661	$36,646
Intercompany claim fees	3,106	3,295

Unconsolidated net loss and LAE	$40,767	$39,941

GAAP loss and LAE ratio	61.7%	61.3%

Consolidated policy acquisition and other underwriting expenses (1)	$13,147	$13,643
Intercompany administrative and other underwriting fees	8,088	9,152

Unconsolidated policy acquisition and other underwriting expenses	$21,235	$22,795

GAAP other underwriting expense ratio	32.2%	35.0%

GAAP combined ratio	93.9%	96.3%

	2008	2007
Unconsolidated GAAP data — Gross Commissions and Fees:
Managed programs:
Management fees	$6,032	$4,875
Claims fees	2,180	2,204
Loss control fees	510	599
Reinsurance brokerage	296	333

Total managed programs	9,018	8,011
Agency commissions	3,328	3,885
Intersegment revenue	(315)	(345)

Net commissions and fees	12,031	11,551
Intercompany commissions and fees	11,194	12,447

Gross commissions and fees	$23,225	$23,998

Fee-for-service pre-tax income, excluding amortization	$2,538	$3,929

Pre-tax margin on fee-for-service income	10.9%	16.4%

(1)	Both the loss and loss adjustment and expense ratios are calculated based upon the unconsolidated insurance company operations. The above table sets forth the intercompany fees, which are eliminated in consolidation. The GAAP combined ratio is the sum of the GAAP loss and loss adjustment expense ratio and the GAAP expense ratio. The GAAP loss and loss adjustment expense ratio is the unconsolidated net loss and loss adjustment expense in relation to net earned premium. The GAAP expense ratio is the unconsolidated policy acquisition and other underwriting expenses in relation to net earned premium.

EARNINGS RELEASE	PAGE 9
MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED ADJUSTED GAAP EXPENSE RATIO SUMMARY

	FOR THE QUARTER
	ENDED MARCH 31,
(In Thousands)	2008	2007
Net earned premiums	$66,022	$65,204
Less: Unconsolidated net loss and LAE	40,767	39,941
Unconsolidated policy acquisition and other underwriting expenses	21,235	22,795

Underwriting income	$4,020	$2,468

GAAP combined ratio as reported	93.9%	96.3%

Specialty risk management operations pre-tax income	$12,912	$11,320
Less: Underwriting income	4,020	2,468
Net investment income and capital gains	7,117	6,150

Fee-based operations pre-tax income	1,775	2,702
Agency operations pre-tax income	763	1,227

Total fee-for-service pre-tax income	$2,538	$3,929

GAAP expense ratio as reported	32.2%	35.0%
Adjustment to include pre-tax income from total fee-for-service income (1)	3.8%	6.0%

GAAP expense ratio as adjusted (2)	28.4%	29.0%
GAAP loss and LAE ratio as reported	61.7%	61.3%

GAAP combined ratio as adjusted	90.1%	90.3%

Reconciliation of consolidated pre-tax income:
Specialty risk management operations pre-tax income:
Fee-based operations pre-tax income	$1,775	$2,702
Underwriting income	4,020	2,468
Net investment income and capital gains	7,117	6,150

Total specialty risk management operations pre-tax income	12,912	11,320

Agency operations pre-tax income	763	1,227
Less: Holding company expenses	900	856
Interest expense	1,311	1,488
Amortization expense	1,551	144

Consolidated pre-tax income	$9,913	$10,059

(1)	Adjustment to include pre-tax income from total fee-for-service income is calculated by dividing total fee-for-service income by net earned premiums.

(2)	While the adjusted GAAP expense ratio is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements. The adjusted GAAP expense ratio is the GAAP expense ratio, as reported, less the adjustment to include pre-tax income from total fee-for-service income. Management believes this information is beneficial as our GAAP expense ratio includes the impact of the margin associated with our fee-based operations. If the profit margin from our fee-for-service business is recognized as an offset to our underwriting expense, a more realistic picture of our operating efficiency emerges.

EARNINGS RELEASE	PAGE 10
MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED CASH OPERATING ACTIVITIES SUMMARY FOR
INSURANCE COMPANY AND FEE-BASED SUBSIDIARIES

	FOR THE QUARTER
	ENDED MARCH 31,
(In Thousands)	2008	2007
SUMMARY DATA
Net Income	$7,058	$6,923

Insurance Company Subsidiaries
Net Income	$7,288	$5,616

Adjustments to reconcile net income to net cash provided by operating activities	397	441
Changes in operating assets and liabilities	1,273	11,283

Total adjustments	1,670	11,724

Net cash provided by operating activities	$8,958	$17,340

Fee-based Subsidiaries
Net (loss) income	$(230)	$1,307
Depreciation	745	737
Amortization	1,551	144
Interest	1,311	1,488

Net income, excluding interest, depreciation, and amortization (1) (“EBIDA”)	$3,377	$3,676

Adjustments to reconcile net income to net cash provided by (used in ) operating activities	1,831	1,573
Changes in operating assets and liabilities	(1,716)	(3,068)

Total adjustments	115	(1,495)
Depreciation	(745)	(737)
Amortization	(1,551)	(144)
Interest	(1,311)	(1,488)

Net cash used in operating activities	$(115)	$(188)

Consolidated total adjustments	1,785	10,229

Consolidated net cash provided by operating activities	$8,843	$17,152

(1)	While net income, excluding interest, depreciation, and amortization, is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.

EARNINGS RELEASE	PAGE 11
MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED HISTORICAL INCOME STATEMENT INFORMATION

(In Thousands, Except
Share & Per Share Data)	2005A	2006A	Q107A	Q207A	Q307A	Q407A	2007A	Q108A
SUMMARY DATA
Gross written premiums	$332,209	$330,872	$89,504	$78,000	$90,729	$88,218	$346,451	$90,468
Net written premiums	258,134	262,668	71,972	65,670	73,203	69,366	280,211	71,399

INCOME STATEMENT

REVENUES
Net earned premiums	$249,959	$254,920	$65,204	$67,191	$67,337	$68,465	$268,197	$66,022
Commissions and fees (net)	35,916	41,172	11,551	10,743	13,319	10,375	45,988	12,031
Net investment income	17,975	22,075	6,156	6,229	6,788	7,227	26,400	7,148
Net realized gains (losses)	167	69	(6)	20	100	36	150	(31)

Total Revenues	304,017	318,236	82,905	84,183	87,544	86,103	340,735	85,170

EXPENSES
Net losses & loss adjustment expenses	151,542	146,293	36,646	39,707	37,015	37,601	150,969	37,661
Policy acquisition and other underwriting expenses	44,439	50,479	13,643	13,169	12,927	13,978	53,717	13,147
Other administrative expenses	26,810	28,824	7,394	7,598	9,190	8,087	32,269	8,832
Salaries & employee benefits	51,331	54,569	13,532	12,900	15,750	14,251	56,433	12,755
Amortization expense	373	590	144	543	622	621	1,930	1,551
Interest expense	3,856	5,976	1,487	1,667	1,476	1,400	6,030	1,311

Total Expenses	278,351	286,731	72,846	75,584	76,980	75,938	301,348	75,257
INCOME BEFORE TAXES AND EQUITY EARNINGS	25,666	31,505	10,059	8,599	10,564	10,165	39,387	9,913
Income tax expense	7,757	9,599	3,149	2,461	3,219	2,897	11,726	2,911
Equity earnings of affiliates	1	128	13	48	210	60	331	56

NET INCOME	$17,910	$22,034	$6,923	$6,186	$7,555	$7,328	$27,992	$7,058
Net realized capital gain (loss), net of tax	109	45	(4)	13	65	23	97	(20)

OPERATING INCOME	$17,801	$21,989	$6,927	$6,173	$7,490	$7,305	$27,895	$7,078

Amortization expense	373	590	144	543	622	621	1,930	1,551

OPERATING INCOME, excluding amortization expense	$18,174	$22,579	$7,071	$6,716	$8,112	$7,926	$29,825	$8,629

Weighted average common shares outstanding	29,653,067	29,566,141	29,465,807	30,350,553	35,378,119	37,074,978	33,101,965	37,103,270
Shares O/S at end of the period	28,672,009	29,107,818	29,539,236	30,529,260	36,980,070	36,996,287	36,996,287	37,021,032

PER SHARE DATA (Diluted)
Net income	$0.60	$0.75	$0.23	$0.20	$0.21	$0.20	$0.85	$0.19
Net realized gain (loss), net of tax	$—	$0.01	$—	$—	$—	$—	$0.01	$—
Operating income	$0.60	$0.74	$0.23	$0.20	$0.21	$0.20	$0.84	$0.19
Operating income, excluding amortization expense	$0.61	$0.76	$0.24	$0.22	$0.23	$0.21	$0.90	$0.23

OPERATING RATIO ANALYSIS
GAAP Loss & LAE ratio	65.2%	62.3%	61.3%	64.1%	59.9%	59.5%	61.2%	61.7%
GAAP Expense ratio	33.5%	34.5%	35.0%	33.3%	33.9%	34.5%	34.2%	32.2%

GAAP Combined ratio	98.7%	96.8%	96.3%	97.4%	93.8%	94.0%	95.4%	93.9%

Unconsolidated GAAP data — Ratio Calculation Table:
Net earned premiums	$249,959	$254,920	$65,204	$67,191	$67,337	$68,465	$268,197	$66,022

Consolidated net loss and LAE	$151,542	$146,293	$36,646	$39,707	$37,015	$37,601	$150,969	$37,661
Intercompany claim fees	11,523	12,553	3,295	3,353	3,297	3,113	13,058	3,106

Unconsolidated net loss and LAE	$163,065	$158,846	$39,941	$43,060	$40,312	$40,714	$164,027	$40,767

GAAP Net loss and LAE ratio	65.2%	62.3%	61.3%	64.1%	59.9%	59.5%	61.2%	61.7%

Consolidated Policy acquisition and other underwriting expenses	$44,439	$50,479	$13,643	$13,169	$12,927	$13,978	$53,717	$13,147
Intercompany administrative and other underwriting fees	39,231	37,442	9,152	9,178	9,916	9,644	37,890	8,088

Unconsolidated policy acquisition and other underwriting expenses	$83,670	$87,921	$22,795	$22,347	$22,843	$23,622	$91,607	$21,235

GAAP Expense ratio	33.5%	34.5%	35.0%	33.3%	33.9%	34.5%	34.2%	32.2%

GAAP Combined Ratio	98.7%	96.8%	96.3%	97.4%	93.8%	94.0%	95.4%	93.9%

Unconsolidated Commissions & Fees
Managed programs:
Management fees	$16,741	$18,714	$4,875	$5,412	8,376	5,300	$23,963	$6,032
Claims fees	7,113	8,776	2,204	2,247	2,337	2,237	9,025	2,180
Loss control fees	2,260	2,216	599	544	489	519	2,151	510
Reinsurance brokerage	660	735	333	85	185	326	929	296

Total managed programs	26,774	30,441	8,011	8,288	11,387	8,382	$36,068	9,018
Agency commissions	11,304	12,285	3,885	2,860	2,329	2,242	11,316	3,328
Intersegment commissions and fees	(2,162)	(1,554)	(345)	(405)	(397)	(249)	(1,396)	(315)

Net Commissions and fees	35,916	41,172	11,551	10,743	13,319	10,375	45,988	12,031
Intercompany commissions and fees	50,754	49,995	12,447	12,531	13,213	12,757	50,948	11,194

Gross commissions and fees	$86,670	$91,167	$23,998	$23,274	$26,532	$23,132	$96,936	$23,225

EARNINGS RELEASE	PAGE 12
MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED HISTORICAL CASH OPERATING ACTIVITIES SUMMARY FOR
INSURANCE COMPANY AND FEE-BASED SUBSIDIARIES

(In Thousands)	2005A	2006A	Q107A	Q207A	Q307A	Q407A	2007A	Q108A
SUMMARY DATA
Net Income	$17,910	$22,034	$6,923	$6,186	$7,555	$7,328	$27,992	$7,058

Insurance Company Subsidiaries
Net Income	$13,508	$19,712	$5,616	$5,455	$7,195	$7,329	$25,595	$7,288

Adjustments to reconcile net income to net cash provided by operating activities	3,003	3,033	441	(283)	668	(130)	696	397
Changes in operating assets and liabilities	59,784	46,915	11,283	(1,551)	16,602	29,199	55,533	1,273

Total adjustments	62,787	49,948	11,724	(1,834)	17,270	29,069	56,229	1,670

Net cash provided by operating activities	$76,295	$69,660	$17,340	$3,621	$24,465	$36,398	$81,824	$8,958

Fee-based Subsidiaries
Net income	$4,402	$2,322	$1,307	$731	$360	$(1)	$2,397	$(230)
Depreciation	2,277	2,553	737	788	755	867	3,147	745
Amortization	373	590	144	543	622	621	1,930	1,551
Interest	3,856	5,976	1,488	1,667	1,475	1,400	6,030	1,311

Net income, excluding interest, depreciation, and amortization (“EBIDA”)	$10,908	$11,441	$3,676	$3,729	$3,212	$2,887	$13,504	$3,377

Adjustments to reconcile net income to net cash provided by operating activities	4,444	3,161	1,573	879	1,427	1,998	5,877	1,831
Changes in operating assets and liabilities	(3,194)	(852)	(3,068)	(146)	3,734	(2,011)	(1,491)	(1,716)

Total adjustments	1,250	2,309	(1,495)	733	5,161	(13)	4,386	115
Depreciation	(2,277)	(2,553)	(737)	(788)	(755)	(867)	(3,147)	(745)
Amortization	(373)	(590)	(144)	(543)	(622)	(621)	(1,930)	(1,551)
Interest	(3,856)	(5,976)	(1,488)	(1,667)	(1,475)	(1,400)	(6,030)	(1,311)

Net cash provided by (used in )operating activities	$5,652	$4,631	$(188)	$1,464	$5,521	$(14)	$6,783	$(115)

Consolidated total adjustments	64,037	52,257	10,229	(1,101)	22,431	29,056	60,615	1,785

Consolidated net cash provided by operating activities	$81,947	$74,291	$17,152	$5,085	$29,986	$36,384	$88,607	$8,843